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                                                                    EXHIBIT 99.1

EVI TO ACQUIRE TA INDUSTRIES FOR $64 MILLION

February 24, 1997, Houston, Texas - Energy Ventures, Inc. (NYSE-EVI) today announced the signing of a definitive agreement to purchase the stock of TA Industries, Inc. for total consideration of approximately $64 million in cash and assumed debt.

TA Industries had total revenues for the year ended December 31, 1996 of approximately $80 million. TA Industries designs, manufactures and markets worldwide a complete line of tubular couplings and accessories such as pup joints, crossovers, flow couplings, blast joints and engineered downhole equipment. The product lines are marketed under the brand names Texas Arai and Tube-Alloy and are believed to be the industry's market leader in their segments.

TA Industries product lines are an integral component of oilfield tubing, casing and liner strings when a well is first completed and throughout the producing life of the well. They are particularly critical in wells requiring tubulars with premium specifications. These products for use in premium tubular applications are typically custom designed with proprietary technology and very high manufacturing tolerances. The term premium, as a qualifier to tubulars, refers primarily to the complex engineered connections that tie together the various components of the tubing, casing and liner strings. It additionally implies a combination of chemistry grade and fabrication methods. Premium tubulars are used in difficult downhole environment brought about by depth, temperature, pressure, corrosion and directional angle. Such wells are generally found offshore and more particularly in deep waters where almost all wells require premium tubulars. The Company believes that wells requiring premium tubulars are enjoying a multi year secular growth trend.

Upon completion of the transaction, Texas Arai and Tube-Alloy will become divisions of Grant Prideco, EVI's drilling tools and premium tubulars segment. Texas Arai and Tube-Alloy will join the Company's growing business in premium tubulars with its Atlas Bradford (premium connection), TCA (premium casing & liner) and Grant Prideco (premium tubing) divisions. The combination will create the only integrated supplier of premium tubular products and services in the world. This coordinated approach to tubular applications will be of particular importance internationally, where time and logistical considerations are an integral part of every purchase decision. The acquisition is also expected to provide significant manufacturing synergies with TCA, the premium casing division acquired by EVI in August 1996. Through these synergies, the Company expects to realize cost savings between $1.5 and $2.5 million per year, as well as being able to reduce current inventory levels at TA Industries by up to $8 million.

The acquisition of TA Industries is subject to various conditions, including the receipt of all required regulatory approvals and expiration of all waiting periods. The acquisition is expected to close as soon as possible after the receipt of the necessary approvals.

EVI is an international manufacturer of engineered oilfield products. The Company manufactures drilling tools, premium tubulars and production equipment.


Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8400